EXHIBIT 10.04

INTUIT INC.
PERFORMANCE INCENTIVE PLAN
FOR FISCAL YEAR 2005

1.	Overview: Intuit’s Performance Incentive Plan (IPI) is a program under which Intuit pays discretionary cash bonus awards to select employees. Bonus awards under the IPI are paid annually. The amount of a bonus award is based upon the employee’s bonus target and performance during the fiscal year and the bonus pool made available for payments under the IPI for the applicable fiscal year.

2.	Purposes: The IPI is a component of Intuit’s overall strategy to pay its employees for performance. The purposes of IPI are to: (i) attract and retain top performing employees; (ii) motivate employees by tying compensation to performance; and (iii) reward exceptional performance that supports overall Intuit objectives.

3.	Effective Date: The terms of this IPI document will be applicable to bonuses for services during Intuit’s 2005 fiscal year that begins August 1, 2004.

4.	Eligibility: All employees of Intuit are eligible to participate in the IPI, except for employees who (i) are classified as seasonal employees, (ii) are classified as interns/project employees, (iii) participate in Intuit’s Senior Executive Incentive Plan, (iv) participate in other Intuit incentive compensation plans that specifically exclude an employee’s participation in the IPI, including, but not limited to, the sales incentive compensation plans and the contact center incentive compensation plans, or (v) work for Intuit on a purely commission basis. Those employees who are determined to be eligible for bonus awards under the IPI are called “Participants.” Participants in the IPI are not eligible to simultaneously participate in any other bonus or cash incentive plan, unless the Vice President responsible for Total Rewards otherwise specifically approves such participation. An employee must be hired or otherwise become eligible to participate in the IPI no later than April 1 to be eligible for a bonus award under the IPI for that fiscal year. Being a Participant does not entitle the individual to receive a bonus award. Bonus awards are payable to Participants that meet the criteria set forth in Paragraph 6 below.

5.	Plan Year: The IPI operates on a fiscal year basis, August 1 through July 31.

6.	Bonus Awards: Bonus awards are discretionary payments. A Participant must be an active employee in good standing and on Intuit’s or an approved subsidiary’s payroll on the day the bonus award is paid to receive any portion of the bonus payment. A Participant who is not actively employed or on an approved payroll for whatever reason on the date a bonus award is paid is not entitled to a partial or pro rata bonus award. Intuit may make exceptions in its sole discretion. There is no minimum award or guaranteed payment. Bonus awards are paid based on the fiscal year. A bonus award is calculated with reference to the Participant’s bonus target and performance for the fiscal year and the bonus pool made available for bonus awards under the IPI for the fiscal year.

a.	Bonus Targets:

i.	For each Participant that is paid an annual salary, his or her bonus target is established as a percentage of the Participant’s base salary. For each Participant that is paid hourly, his or her bonus target is established as a percentage of the Participant’s base pay. In accordance with the Fair Labor Standards Act, for each Participant that is paid hourly, Intuit will either (a) add overtime earnings to base pay in the calculation of the IPI award or (b) add the amount of the IPI award to base pay and recalculate the Participant’s hourly rate for overtime pay.

ii.	When an employee becomes a Participant, he or she is advised of his or her bonus target for the fiscal year.

iii.	Following the beginning of each fiscal year, each Participant is advised of his or her bonus target by the executive leader of the Participant’s business or functional unit or the executive leader’s designee.

iv.	The Compensation and Organizational Development Committee establishes individual bonus targets for Senior Officers (as defined in the Charter of the Compensation and Organizational Development Committee of the Board of Directors) and other Intuit officers. Bonus targets for other employees are established by the Vice President responsible for Total Rewards in consultation with Intuit’s President and Chief Executive Officer, the employee’s manager and the individual responsible for the business unit or division thereof or functional unit or division thereof in which the employee works and that unit or division’s HR director.

v.	Intuit may establish bonus target guidelines for each fiscal year. A Participant’s bonus target for a fiscal year may be based upon a variety of factors, including but not limited to, his or her base salary or base pay, position or level. A bonus target does not guarantee that a bonus award will be made at that rate.

b.	Determination of a Bonus Award Amount

i.	The amount of a bonus award to a Participant who is a Senior Officer (as defined in the Charter of the Compensation and Organizational Development Committee of the Board of Directors) or other Intuit officer is determined by the Compensation and Organizational Development Committee. The amount of a bonus award to a Participant who is not a Senior Officer is determined by the executive leader of the Participant’s business or functional unit and Intuit’s President and Chief Executive Officer in consultation with the Participant’s direct manager and the Vice President responsible for Total Rewards.

ii.	A Participant’s bonus award is linked to an assessment of the Participant’s total job performance for the fiscal year. Factors that may be considered, include but are not limited to, what the Participant does to advance Intuit’s success and how the Participant does it, especially leadership, balance of short-term actions with long-term goals, resource allocation and maintenance by the Participant of focus on Intuit while prioritizing the needs of customers, employees and stockholders.

iii.	There is neither a minimum nor maximum amount of a bonus award that may be paid to a Participant for a fiscal year. At Intuit’s discretion, a bonus award amount may be prorated for those Participants who are eligible to participate in the IPI for less than a full fiscal year.

c.	When Bonus Awards are Paid: The timing for payment of a bonus award is determined by the Vice President responsible for Total Rewards in consultation with Intuit’s President and Chief Executive Officer and other senior management. A Participant has no right to a bonus award until it is paid. Notwithstanding the foregoing, in the event of an administrative error in the calculation or payment of a bonus award to a Participant, Intuit reserves the right to seek recovery from a Participant of an erroneously paid excessive bonus amount.

7.	Unfunded: The IPI is not funded. Bonus awards, if any, are made from the general assets of Intuit. Intuit determines in its sole discretion the amount of funds it would like to make available for bonus awards based on Intuit’s performance for the fiscal year. Intuit’s performance for this purpose may be measured in a number of ways, including but not limited to: financial measures, such as revenue and operating income; qualitative measures, such as accomplishments to position Intuit for the future; the year’s market conditions; stockholder returns; and progress of Intuit’s business model.

Intuit is not obligated to pay any part of such funds in bonus awards.

8.	Amendment: Intuit’s President and Chief Executive Officer or Chief Financial Officer has the authority to terminate, change, modify or amend the provisions of the IPI at any time. The Vice President responsible for Total Rewards has the authority to make amendments to the IPI that do not significantly increase the cost of the IPI which in such individual’s determination (i) clarify the terms of the IPI; (ii) assist in the administration of the IPI; or (iii) are necessary or advisable for the IPI to comply with applicable law.

9.	Administration and Discretion: Intuit’s President and Chief Executive Officer and the Vice President responsible for Total Rewards have the sole discretion to: (a) adopt such rules, regulations, agreements and instruments as it deems necessary to administer the IPI; (b) interpret the terms of the IPI; (c) determine an employee’s eligibility under the IPI; (d) determine whether a Participant is to receive a bonus award under the IPI; (e) determine the amount of any bonus award to a Participant; (f) determine when a bonus award is to be paid to a Participant and whether any such bonus award should be prorated based on the Participant’s service or other factors; (g) determine whether a bonus award will be made in replacement of or as an alternative to any other incentive or compensation plan of Intuit or of an acquired business unit or corporation; (h) grant waivers of IPI standard procedures and policies; (i) correct any defect, supply any omission, or reconcile any inconsistency in the IPI, any bonus award or any notice to Participants or a Participant regarding bonus awards; and (j) take any and all other actions it deems necessary or advisable for the proper administration of the IPI.

10.	Participation Provides No Guarantee of Employment: To the extent permitted under law, employment at Intuit and its subsidiaries is at-will and participation in the IPI in no way constitutes an employment contract conferring either a right or obligation of continued employment.

11.	Governing Law: The IPI will be governed by and construed in accordance with the laws of the State of California.

As Authorized by the Board of Directors of Intuit Inc.
at its July 28, 2004 Meeting.